 Exhibit 99.1

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Contacts
Investors: Bradley J. Wright at 703.312.9678 or bwright@fbr.com
Media: Shannon Small at 703.469.1190 or ssmall@fbr.com

FBR BROADENS CAPITAL MARKETS FRANCHISE
WITH ADDITION OF TEAM FROM LAZARD CAPITAL MARKETS

29 Seasoned Research, Sales & Trading Professionals Join FBR
Adding Healthcare and Strengthening Media Capabilities

ARLINGTON, VA, October 14, 2013 --  FBR & Co. (Nasdaq: FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, announced today that it has expanded its core capital markets organization with the addition of 29 professionals from Lazard Capital Markets, the privately held financial services firm, in connection with a negotiated transaction . Included in this group are 6 senior research analysts, 6 sales traders, 3 position traders, and 4 institutional sales people.

FBR will initiate coverage within the Healthcare industry and add significantly to existing coverage within the TMT (Technology, Media, and Telecom) and Consumer groups.  Combined with other recent hires in research, the overall team will include 31 senior analysts covering 7 industry groups and Washington Policy.  The expanded FBR Research team will initially provide coverage of approximately 500 publicly traded securities.

"The additions in institutional sales and trading will add to an already strong team in distribution at FBR and help to broaden and deepen important client relationships," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR.  "A valuable feature of the group joining FBR is the complementary fit from a client perspective. Our combined teams have little overlap in terms of key clients and will be able to serve those clients much more effectively with a meaningfully enhanced product offering."

 "Over the last several years, we have focused on creating the industry leading small-cap equities franchise by delivering for clients and shareholders.  The new team supports both of those priorities. High quality, differentiated research, high-touch execution, and corporate access continue to be valued by institutional investors.  The addition of these professionals enhances our capability in each of those areas," continued Hendrix.

"From a shareholder perspective, revenue per head remains a key metric to manage in our business in order to achieve competitive returns on equity.  This new team is expected to contribute to our ability to maintain our current industry leading revenue per person, keeping us on the path of consistent profitability that we have been building upon.  Further, this addition can be supported by our existing infrastructure and does not come with any associated goodwill or other direct capital costs and should enhance our ability to manage capital in a way that maximizes shareholder value."

"I am pleased to welcome these new team members to our current FBR team that is performing at an exceptional level, and I look forward to working together to achieve our goal of being the leading small-cap equities business in the US," concluded Hendrix.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

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